Exhibit 99.1

Louise Phanstiel Joins Verastem Board of Directors

Cambridge, Mass. — September 19, 2012 — Verastem, Inc., (NASDAQ: VSTM) a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells, announced the appointment of S. Louise Phanstiel to its Board of Directors. Louise Phanstiel was most recently the President of Specialty Products at WellPoint, Inc. and currently serves on the Board of Directors of Myriad Genetics and Cedar Sinai Health System.

“Louise Phanstiel is a healthcare leader with strategic and financial experience at the highest level,” said Christoph Westphal, M.D., Ph.D., Chairman and CEO of Verastem. “On behalf of Lead Director Henri Termeer and the Verastem Board of Directors, I welcome her and look forward to her contributions as we continue the development of our portfolio of cancer stem cell-targeted candidates with the initiation of phase 2 trials planned for 2013.”

“Verastem is leveraging its scientific expertise to eliminate cancer stem cells based on the groundbreaking work of Dr. Robert Weinberg,” said Louise Phanstiel. “This approach may be the key to providing a durable clinical response for serious cancers, one of the most pressing issues in all of healthcare. I am delighted to become a part of the team and work on this transformative approach to cancer treatment.”

S. Louise Phanstiel has held several executive positions at WellPoint, Inc., including: President, Specialty Products; Senior Vice President, Chief of Staff and Corporate Planning; and Senior Vice President, Chief Accounting Officer and Controller and CFO of all of WellPoint subsidiaries, including Blue Cross of California. Prior to WellPoint, Ms. Phanstiel was a Partner, Los Angeles Cluster Insurance Leader at Coopers & Lybrand, LLP. She currently serves on the board of Myriad Genetics and Cedar Sinai Health System. Ms. Phanstiel received her BA in accounting from Golden Gate University in San Francisco, CA.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. For more information please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds and the expected timing of certain phase 2 clinical trials. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Verastem, Inc.
Investor contact:
Brian Sullivan, 617-252-9314
bsullivan@verastem.com
or
Media contact:
Kari Watson, 781-235-3060
kwatson@macbiocom.com